Exhibit 5.1

November 15, 2024

Solventum Corporation
3M Center, Building 275-6W
2510 Conway Avenue East
Maplewood, Minnesota 55144

Ladies and Gentlemen:
We have acted as special counsel to Solventum Corporation, a Delaware corporation (the “Company”) in connection with the Company’s offer to exchange pursuant to a registration statement on Form S-4 (including the documents incorporated by reference therein but excluding Exhibit 25.1, the “Registration Statement”) and the preliminary prospectus constituting a part thereof dated November 15, 2024 (the “Preliminary Prospectus”), up to $1,000,000,000 aggregate principal amount of the Company’s outstanding 5.450% Senior Notes due 2027 (the “2027 Original Notes”), $1,500,000,000 aggregate principal amount of the Company’s outstanding 5.400% Senior Notes due 2029 (the “2029 Original Notes”), $1,000,000,000 aggregate principal amount of the Company’s outstanding 5.450% Senior Notes due 2031 (the “2031 Original Notes”), $1,650,000,000 aggregate principal amount of the Company’s outstanding 5.600% Senior Notes due 2034 (the “2034 Original Notes”), $1,250,000,000 aggregate principal amount of the Company’s outstanding 5.900% Senior Notes due 2054 (the “2054 Original Notes”) and $500,000,000 aggregate principal amount of the Company’s outstanding 6.000% Senior Notes due 2064 (the “2064 Original Notes” and, together with the 2027 Original Notes, the 2029 Original Notes, the 2031 Original Notes, the 2034 Original Notes and the 2054 Original Notes, the “Original Notes”) for a like principal amount, respectively, of the Company’s 5.450% Senior Notes due 2027 (the “2027 Exchange Notes”), 5.400% Senior Notes due 2029 (the “2029 Exchange Notes”), 5.450% Senior Notes due 2031 (the “2031 Exchange Notes”), 5.600% Senior Notes due 2034 (the “2034 Exchange Notes”), 5.900% Senior Notes due 2054 (the “2054 Exchange Notes”), 6.000% Senior Notes due 2064

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(the “2064 Exchange Notes” and, together with the 2027 Exchange Notes, the 2029 Exchange Notes, the 2031 Exchange Notes, the 2034 Exchange Notes and the 2054 Exchange Notes, the “Exchange Notes”) registered under the Securities Act of 1933, as amended (the “Securities Act”).
The Exchange Notes will be issued under an indenture dated as of February 27, 2024 (the “Base Indenture”), between the Company and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”), as amended or supplemented by a supplemental indenture dated as of February 27, 2024, between the Company and the Trustee (the “Supplemental Indenture” and, the Base Indenture as supplemented by the Supplemental Indenture, the “Indenture”).
In arriving at the opinion expressed below, we have reviewed the following documents:
(a)    the Registration Statement;
(b) the Preliminary Prospectus;
(c) the form of the Exchange Notes; and
(d) an executed copy of each of the Base Indenture and the Supplemental Indenture.
In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other documents, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below.

In rendering the opinion expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified (i) the accuracy as to factual matters of each document we have reviewed and (ii) that the Exchange Notes will conform to the form thereof that we have reviewed and will be duly authenticated in accordance with the terms of the Indenture.
Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that when the Exchange Notes, in the form that we have reviewed, have been duly executed by the Company and authenticated by the Trustee in accordance with the terms of the Indenture, and have been duly issued and delivered by the Company, in exchange for an equal principal amount of the corresponding series of Original Notes, the Exchange Notes will be the valid, binding and enforceable obligations of the Company, entitled to the benefits of the Indenture.
Insofar as the foregoing opinion relates to the validity, binding effect or enforceability of any agreement or obligation of the Company, (a) we have assumed that each party to such agreement or obligation has satisfied those legal requirements that are applicable to

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it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to the Company regarding matters of the law of the State of New York or the General Corporation Law of the State of Delaware that in our experience normally would be applicable to general business entities with respect to such agreement or obligation), and (b) such opinion is subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity.

In rendering the foregoing opinion, we have further assumed that the Exchange Notes will be offered, issued and delivered in accordance with applicable law and any requirements therefor set forth in any corporate action authorizing the Exchange Notes and the Indenture and in the manner contemplated by the Registration Statement.
The foregoing opinion is limited to the law of the State of New York and the General Corporation Law of the State of Delaware.

We hereby consent to the use of our name in the Preliminary Prospectus under the heading “Legal Matters” as counsel for the Company that has passed on the validity of the Exchange Notes and to the use of this opinion letter as a part (Exhibit 5.1) of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.
The opinion expressed herein is rendered on and as of the date hereof, and we assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinion expressed herein.

Very truly yours,
                        CLEARY GOTTLIEB STEEN & HAMILTON LLP

By /s/ Helena K. Grannis highlight
Helena K. Grannis, a Partner